Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147157) pertaining to the Employees’ Savings Plan of Zep Inc. of our reports dated November 5, 2008, with respect to the consolidated and combined financial statements and schedule of Zep Inc., and the effectiveness of internal control over financial reporting of Zep Inc., included in this Annual Report (Form 10-K) for the year ended August 31, 2008.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 5, 2008